The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2024

Citigroup Global Markets Holdings Inc.	February-----, 2024 Medium-Term Senior Notes, Series N Pricing Supplement No. 2024-USNCH20608 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Autocallable Phoenix Securities Based on the SPDR® S&P® Biotech ETF Due February , 2025

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer the potential for contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. In exchange for this higher potential yield, you must be willing to accept the risks that (i) your actual yield may be lower than the yield on our conventional debt securities of the same maturity because you may not receive one or more, or any, contingent coupon payments; (ii) your actual yield may be negative because, at maturity, you may receive significantly less than the stated principal amount of your securities and possibly nothing; and (iii) the securities may be automatically redeemed prior to maturity. Each of these risks will depend on the performance of the shares of the SPDR® S&P® Biotech ETF (the “underlying shares”), as described below. Although you will be exposed to downside risk with respect to the underlying shares, you will not participate in any appreciation of the underlying shares or receive any dividends paid on the underlying shares. If the final share price is less than the final barrier price, you will lose more than 1% of the stated principal amount of your securities for every 1% by which the final share price has declined beyond the buffer amount. Accordingly, the lower the final share price, the less benefit you will receive from the buffer. There is no minimum payment at maturity.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	Shares of the SPDR® S&P® Biotech ETF (ticker symbol: “XBI”) (the “underlying share issuer” or “ETF”)
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Strike date:	February 9, 2024
Pricing date:	February , 2024 (expected to be February 12, 2024)
Issue date:	February , 2024 (expected to be February 15, 2024)
Interim valuation dates:	Expected to be May 13, 2024, August 12, 2024 and November 12, 2024, each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Final valuation date:	Expected to be February 12, 2025, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	Unless earlier redeemed, February , 2025 (expected to be February 18, 2025), subject to postponement as described under “Additional Information” below
Contingent coupon payment dates:	For any interim valuation date, the third business day after such interim valuation date; and for the final valuation date, the maturity date
Contingent coupon:	On each contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon equal to 3.3125% of the stated principal amount of the securities if and only if the relevant share price for the related interim valuation date or with respect to the final valuation date, as applicable, is greater than or equal to the coupon barrier price. If the relevant share price on any interim valuation date or with respect to the final valuation date, as applicable, is less than the coupon barrier price, you will not receive any contingent coupon payment on the related contingent coupon payment date. If the relevant share price is less than the coupon barrier price on one or more interim valuation dates and, on a subsequent interim valuation date or with respect to the final valuation date, the relevant share price is greater than or equal to the coupon barrier price, your contingent coupon payment for that subsequent interim valuation date or with respect to the final valuation date, as applicable, will include all previously unpaid contingent coupon payments (without interest on amounts previously unpaid). However, if the relevant share price is less than the coupon barrier price on an interim valuation date and on each subsequent interim valuation date thereafter and with respect to the final valuation date, you will not receive the unpaid contingent coupon payments in respect of those interim valuation dates and with respect to the final valuation date.
Automatic early redemption:	If, on any of the interim valuation dates, the closing price of the underlying shares is greater than or equal to the initial share price, each security you then hold will be automatically redeemed on the related contingent coupon payment date for an amount in cash equal to $1,000 plus the related contingent coupon payment (including any previously unpaid contingent coupon payments).
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will be entitled to receive at maturity, for each $1,000 stated principal amount security you then hold:

▪  If the final share price is greater than or equal to the final barrier price: $1,000 plus the contingent coupon payment due at maturity (including any previously unpaid contingent coupon payments)

▪  If the final share price is less than the final barrier price:

$1,000 + [$1,000 × the buffer rate × (the share return + the buffer amount)]

If the final share price is less than the final barrier price, you will receive less than the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity (including any previously unpaid contingent coupon payments).

Buffer rate:	The initial share price divided by the final barrier price, which is 125.00%
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1) (2)	Underwriting fee(3)	Proceeds to issuer(3)
Per security:	$1,000.00	$1.00	$999.00
Total:	$	$	$

(Key Terms continued on next page)

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $945.00 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fiduciary accounts is $999.00 per security.

(3) CGMI will receive an underwriting fee of $1.00 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $1.00 for each security they sell in this offering to accounts other than fiduciary accounts.  CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-04-10 dated March 7, 2023      Underlying Supplement No. 11 dated March 7, 2023

Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the SPDR® S&P® Biotech ETF Due February , 2025

KEY TERMS (continued)
CUSIP / ISIN:	17291LBF1 / US17291LBF13
Coupon barrier price:	$72.832, 80.00% of the initial share price
Final barrier price:	$72.832, 80.00% of the initial share price
Initial share price:	$91.04, the closing price of the underlying shares on the strike date
Share return:	(i) The final share price minus the initial share price, divided by (ii) the initial share price
Buffer amount:	20.00%
Final share price:	The closing price of the underlying shares on the final valuation date
Relevant share price:	For any contingent coupon payment date other than the maturity date, the relevant share price is the closing price of the underlying shares on the interim valuation date immediately preceding that contingent coupon payment date. For the maturity date, the relevant share price is the final share price.

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a contingent coupon payment date or the securities are automatically redeemed as well as your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement (except as set forth in the next two paragraphs). The accompanying underlying supplement contains important disclosures regarding the underlying shares that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price, the coupon barrier price and the final barrier price are each a “Relevant Value” for purposes of the section “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price, the coupon barrier price and the final barrier price are each subject to adjustment upon the occurrence of any of the events described in that section.

Postponement of the Final Valuation Date; Postponement of the Maturity Date. If the scheduled final valuation date is not a scheduled trading day, the final valuation date will be postponed to the next succeeding scheduled trading day. In addition, if a market disruption event occurs on the scheduled final valuation date, the calculation agent may, but is not required to, postpone the final valuation date to the next succeeding scheduled trading day on which a market disruption event does not occur. However, in no event will the scheduled final valuation date be postponed more than five scheduled trading days after the originally scheduled final valuation date as a result of a market disruption event occurring on the scheduled final valuation date. If the final valuation date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the final valuation date as postponed. The provisions in this paragraph supersede the related provisions in the accompanying product supplement to the extent the provisions in this paragraph are inconsistent with those provisions. The terms “scheduled trading day” and “market disruption event” are defined in the accompanying product supplement. Each interim valuation date is subject to postponement on the terms set forth with respect to valuation dates in the accompanying product supplement.

February 2024	PS-2

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the SPDR® S&P® Biotech ETF Due February , 2025

Hypothetical Examples

The table below illustrates various hypothetical payments on the securities at maturity for a range of hypothetical final share prices of the underlying shares, assuming the securities are not automatically redeemed. The outcomes illustrated in the table are not exhaustive, and the actual payment at maturity you receive on the securities may differ from any example illustrated below.

The table and examples that follow are based on the following hypothetical values and assumptions in order to illustrate how the securities work and do not reflect the actual initial share price, coupon barrier price or final barrier price.

Initial share price:	$100.00 (the hypothetical closing price of the underlying shares on the strike date)
Coupon barrier price:	$80.00 (80.00% of the hypothetical initial share price)
Final barrier price:	$80.00 (80.00% of the hypothetical initial share price)
Contingent coupon:	3.3125% of the stated principal amount, paid on each contingent coupon payment date

For ease of analysis, figures in the table and examples below have been rounded.

Maturity Date
Hypothetical final share price(1)	Hypothetical percentage change from initial share price to final share price	Hypothetical cash amount(2) you receive at maturity per security
$150.00	50.00%	$1,033.125
$140.00	40.00%	$1,033.125
$130.00	30.00%	$1,033.125
$120.00	20.00%	$1,033.125
$110.00	10.00%	$1,033.125
$100.00	0.00%	$1,033.125
$90.00	-10.00%	$1,033.125
$80.00	-20.00%	$1,033.125
$79.99	-20.01%	$999.880
$70.00	-30.00%	$875.000
$60.00	-40.00%	$750.000
$50.00	-50.00%	$625.000
$40.00	-60.00%	$500.000
$30.00	-70.00%	$375.000
$20.00	-80.00%	$250.000
$10.00	-90.00%	$125.000
$0.00	-100.00%	$0.000

(1)	The final share price is equal to the closing price of the underlying shares on the final valuation date. You will be repaid the stated principal amount of your securities if, and only if, the final share price is greater than or equal to the final barrier price.

(2)	You will receive a contingent coupon payment at maturity if, and only if, the final share price is greater than or equal to the coupon barrier price. For purposes of this table, it is assumed that there are no previously unpaid contingent coupon payments.

The examples below illustrate various possible outcomes under the securities. The examples do not illustrate all possible outcomes, and the return you actually receive on an investment in the securities may differ from any example shown below. References below to the total return on an investment in the securities take into account all contingent coupon payments received (if any) on or prior to the date of redemption or maturity.

Examples assuming the securities are automatically redeemed prior to maturity:

Example 1: The hypothetical closing price of the underlying shares on the first interim valuation date is $110.00, which is greater than the hypothetical initial share price. Because the hypothetical closing price of the underlying shares is greater than the hypothetical initial share price on the first interim valuation date, the securities would be automatically redeemed on the first contingent coupon payment date for $1,033.125 per security, consisting of the stated principal amount of $1,000 plus the related contingent coupon payment of $33.125. In this scenario, the term of the securities would be approximately three months and you would receive a total return of 3.3125% on your investment in the securities.

Example 2: The hypothetical closing price of the underlying shares on the first interim valuation date is $50.00, which is less than the hypothetical coupon barrier price. As a result, no contingent coupon payment would be paid on the first contingent coupon payment date. On the second interim valuation date, the hypothetical closing price of the underlying shares is $90.00, which is greater than the hypothetical coupon barrier price but less than the hypothetical initial share price. As a result, on the second contingent coupon payment date, a contingent coupon payment of $33.125 per security plus the contingent coupon payment of $33.125 per security related to the first interim valuation date would be paid and the securities would not be automatically redeemed. On the third interim valuation date, the hypothetical closing price of the underlying shares is $130.00, which is greater than the hypothetical initial share price. Because the hypothetical closing price of the underlying shares on the third interim valuation date is greater than the hypothetical initial share price, the securities would be automatically redeemed on the third contingent coupon payment date for $1,033.125 per security, consisting of the stated principal amount of $1,000 plus the related contingent coupon payment of $33.125. In this scenario,

February 2024	PS-3

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the SPDR® S&P® Biotech ETF Due February , 2025

the term of the securities would be approximately nine months and you would receive a total return of 9.9375% on your investment in the securities.

In each of the previous examples, the automatic early redemption feature of the securities would limit the term of the securities to less than the full term to maturity, and possibly to as short as three months. If the securities are automatically redeemed early, you will not receive any additional contingent coupon payments after the redemption, and you may not be able to reinvest in other investments that offer comparable terms or returns. Although in each of these examples the hypothetical closing price of the underlying shares on the interim valuation date immediately before redemption is greater than the hypothetical initial share price, investors in the securities will not share in any appreciation of the underlying shares.

Examples assuming the securities are not automatically redeemed prior to maturity:

Example 3: The hypothetical closing price of the underlying shares on each of the interim valuation dates is less than the hypothetical initial share price but greater than the hypothetical coupon barrier price, and the hypothetical final share price is $120.00, which is greater than the hypothetical final barrier price. In this scenario, you would receive a contingent coupon payment of $33.125 per security on each contingent coupon payment date prior to maturity and, on the maturity date, would receive $1,033.125 per security, consisting of the stated principal amount of $1,000 plus the contingent coupon payment of $33.125 due at maturity. The total return on your investment in the securities in this example is 13.25%, which is the maximum return you may receive on an investment in the securities. As this example illustrates, the return you receive on an investment in the securities may be less than the return you could have received on a direct investment in the underlying shares.

Example 4: The hypothetical closing price of the underlying shares is less than the hypothetical initial share price on each of the interim valuation dates but greater than the hypothetical coupon barrier price on only the first interim valuation date, and the hypothetical final share price is $90.00, which is greater than the hypothetical final barrier price. Because the hypothetical closing price of the underlying shares is greater than the hypothetical coupon barrier price on only the first interim valuation date, you would receive the contingent coupon payment of $33.125 per security on only the contingent coupon payment date related to the first interim valuation date. On the maturity date, because the final share price is greater than the final barrier price, you would receive $1,099.375 per security, consisting of the stated principal amount of $1,000 plus the contingent coupon payment of $33.125 due at maturity plus the two contingent coupon payments of $33.125 related to the second and third interim valuation dates. In this scenario, your total return on your investment in the securities would be 13.25%.

Example 5: The hypothetical closing price of the underlying shares on each of the interim valuation dates is less than the hypothetical initial share price but greater than the hypothetical coupon barrier price, and the hypothetical final share price is $50.00, which is less than the hypothetical final barrier price. Because the hypothetical closing price of the underlying shares is greater than the hypothetical coupon barrier price on each interim valuation date, you would receive the contingent coupon payment of $33.125 per security on each contingent coupon payment date prior to the maturity date. On the maturity date, because the final share price is less than the final barrier price, you would receive $625.00 per security, calculated as follows:

Payment at maturity = $1,000 + [$1,000 × the buffer rate × (the share return + the buffer amount)]

= $1,000 + [$1,000 × 1.25 × (-50% + 20%)]

= $1,000 + [$1,000 × 1.25 × (-30%)]

= $1,000 + -$375.00

= $625.00

In this scenario, you would receive significantly less than the stated principal amount of your securities at maturity. Because the final share price is less than the final barrier price, you will lose more than 1% of the stated principal amount of your securities for every 1% by which the final share price has declined beyond the buffer amount. In addition, because the final share price is below the coupon barrier price, you will not receive any contingent coupon payment at maturity. In this scenario, your total return on your investment in the securities would be –27.5625%.

Example 6: The hypothetical closing price of the underlying shares on each of the interim valuation dates is less than the hypothetical initial share price but greater than the hypothetical coupon barrier price, and the hypothetical final share price is $20.00, which is less than the hypothetical final barrier price. Because the hypothetical closing price of the underlying shares is greater than the hypothetical coupon barrier price on each interim valuation date, you would receive the contingent coupon payment of $33.125 per security on each contingent coupon payment date prior to the maturity date. On the maturity date, because the final share price is less than the final barrier price, you would receive $250.00 per security, calculated as follows:

Payment at maturity = $1,000 + [$1,000 × the buffer rate × (the share return + the buffer amount)]

= $1,000 + [$1,000 × 1.25 × (-80% + 20%)]

= $1,000 + [$1,000 × 1.25 × (-60%)]

= $1,000 + -$750.00

= $250.00

February 2024	PS-4

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the SPDR® S&P® Biotech ETF Due February , 2025

In this scenario, you would receive significantly less than the stated principal amount of your securities at maturity. Because the final share price is less than the final barrier price, you will lose more than 1% of the stated principal amount of your securities for every 1% by which the final share price has declined beyond the buffer amount. A comparison of this example with the previous example illustrates the diminishing benefit of the buffer the greater the depreciation of the underlying shares. In addition, because the final share price is below the coupon barrier price, you will not receive any contingent coupon payment at maturity. In this scenario, your total return on your investment in the securities would be –65.0625%.

February 2024	PS-5

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the SPDR® S&P® Biotech ETF Due February , 2025

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity and the final share price is less than the final barrier price, you will lose more than 1% of the stated principal amount of the securities for every 1% by which the final share price has declined beyond the buffer amount. You should understand that any decline in the final share price beyond the buffer amount will result in a magnified loss to your investment by the buffer rate, which will progressively offset any protection that the buffer amount would offer. The lower the final share price, the less benefit you will receive from the buffer. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	The initial share price, set on the strike date, may be higher than the closing price of the underlying shares on the pricing date. If the closing price of the underlying shares on the pricing date is less than the initial share price set on the strike date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial share price set on the pricing date.

▪	You will not receive any contingent coupon payment on any contingent coupon payment date for which the relevant share price is less than the coupon barrier price on the related interim valuation date or with respect to the final valuation date, as applicable. A contingent coupon payment will be made on a contingent coupon payment date if and only if the relevant share price for the related interim valuation date or with respect to the final valuation date, as applicable, is greater than or equal to the coupon barrier price. If the relevant share price is less than the coupon barrier price for any interim valuation date or with respect to the final valuation date, as applicable, you will not receive any contingent coupon payment on the related contingent coupon payment date. You will receive a contingent coupon payment that has not been paid on a subsequent contingent coupon payment date if and only if the relevant share price for the related interim valuation date or with respect to the final valuation date, as applicable, is greater than or equal to the coupon barrier price. If the relevant share price is below the coupon barrier price for each interim valuation date and with respect to the final valuation date, you will not receive any contingent coupon payments over the term of the securities.

▪	Higher contingent coupon rates are associated with greater risk. The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risks that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates, the securities will not be automatically redeemed and the amount you receive at maturity may be significantly less than the stated principal amount of your securities and may be zero. The volatility of the underlying shares is an important factor affecting these risks. Greater expected volatility of the underlying shares as of the pricing date may result in a higher contingent coupon rate, but it also represents a greater expected likelihood as of the pricing date that (i) the relevant share price will be less than the coupon barrier price for one or more interim valuation dates or with respect to the final valuation date, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities, (ii) the relevant share price will be less than the initial share price on each interim valuation date, such that the securities are not automatically redeemed and (iii) the final share price will be less than the final barrier price, such that you will not be repaid the stated principal amount of your securities at maturity.

▪	You may not be adequately compensated for assuming the downside risk of the underlying shares. The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the underlying shares, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the underlying shares, but also for all of the other risks of the securities, including the risk that the securities may be automatically redeemed prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the underlying shares.

February 2024	PS-6

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the SPDR® S&P® Biotech ETF Due February , 2025

▪	The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupon payments. The securities will be automatically redeemed prior to maturity if the closing price of the underlying shares on any interim valuation date is greater than or equal to the initial share price. Thus, the term of the securities may be limited to as short as approximately three months. If the securities are automatically redeemed prior to maturity, you will not receive any additional contingent coupon payments. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	The securities offer downside exposure to the underlying shares, but no upside exposure to the underlying shares. You will not participate in any appreciation in the price of the underlying shares over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlying shares over the term of the securities. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the underlying shares over the term of the securities.

▪	The performance of the securities will depend on the closing price of the underlying shares solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying shares. Whether any contingent coupons will be paid prior to maturity and whether the securities will be automatically redeemed prior to maturity will depend on the closing price of the underlying shares solely on the applicable interim valuation dates, regardless of the closing price of the underlying shares on other days during the term of the securities. If the securities are not automatically redeemed, the amount you receive at maturity will depend solely on the closing price of the underlying shares on the final valuation date and not on any other days during the term of the securities. Because the performance of the securities depends on the closing price of the underlying shares on a limited number of dates, the securities will be particularly sensitive to volatility in the closing price of the underlying shares. You should understand that the underlying shares have historically been highly volatile.

▪	What you receive at maturity depends on the closing price of the underlying shares on a single day. Because what you receive at maturity depends on the closing price of the underlying shares solely on the final valuation date, you are subject to the risk that the closing price of the underlying shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlying shares or in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying shares, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, the dividend yield on the underlying shares and the securities held by the underlying share issuer and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the

February 2024	PS-7

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the SPDR® S&P® Biotech ETF Due February , 2025

rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the securities held by the underlying share issuer, the dividend yields on the underlying shares and the securities held by the underlying share issuer, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The SPDR® S&P® Biotech ETF is subject to risks associated with investing in the biotechnology sector. The stocks held by the SPDR® S&P® Biotech ETF are generally concentrated in the biotechnology industry. Companies within the biotech industry invest heavily in research and development which may not necessarily lead to commercially successful products. This industry is also subject to increased governmental regulation which may delay or inhibit the release of new products. Many biotech companies are dependent upon their ability to use and enforce intellectual property rights and patents. Any impairment of such rights may have adverse financial consequences. Biotech stocks, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Biotech companies can be significantly affected by technological change and obsolescence, product liability lawsuits and consequential high insurance costs.

▪	The SPDR® S&P® Biotech ETF is subject to risks associated with the health care sector. Companies in the health care sector are subject to extensive government regulation and their profitability can be significantly affected by restrictions on government reimbursement for medical expenses, rising costs of medical products and services, pricing pressure (including price discounting), limited product lines and an increased emphasis on the delivery of healthcare through outpatient services. Companies in the health care sector are heavily dependent on obtaining and defending patents, which may be time consuming and costly, and the expiration of patents may also adversely affect the profitability of the companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. In addition, their products can become obsolete due to industry innovation, changes in technologies or other market developments. Many new products in the health care sector require significant research and development and may be subject to regulatory approvals, all of which may be time consuming and costly with no guarantee that any product will come to market.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares by CGMI or its affiliates or by the placement agents or their affiliates. The fact that we are offering the securities does not mean that we believe, or that the placement agents or their affiliates believe, that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we and the placement agents are part of global financial institutions, our affiliates and the placement agents and their affiliates may have positions (including short positions) in the underlying shares or the securities held by the underlying share issuer or in instruments related to the underlying shares or such securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates or the placement agents or their affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

February 2024	PS-8

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the SPDR® S&P® Biotech ETF Due February , 2025

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the underlying shares and other financial instruments related to the underlying shares and may adjust such positions during the term of the securities. Our affiliates and the placement agents and their affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the securities declines.

▪	We and our affiliates or the placement agents or their affiliates may have economic interests that are adverse to yours as a result of our affiliates’ or their business activities. Our affiliates or the placement agents or their affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer. In the course of this business, we or our affiliates or the placement agents or their affiliates may acquire non-public information about the underlying share issuer, which we and they will not disclose to you. Moreover, if any of our affiliates or the placement agents or their affiliates is or becomes a creditor of the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted or the underlying share issuer is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying shares. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

▪	The price and performance of the underlying share issuer may not completely track the performance of its underlying index or its net asset value per share. The underlying share issuer does not fully replicate the underlying index that it seeks to track (the “ETF underlying index”) and may hold securities different from those included in the ETF underlying index. In addition, the performance of the underlying share issuer reflect additional transaction costs and fees that are not included in the calculation of its ETF underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying share issuer and its ETF underlying index. In addition, corporate actions with respect to the equity securities constituting the underlying share issuer’s ETF underlying index or held by the underlying share issuer (such as mergers and spin-offs) may impact the variance between the performance of the underlying share issuer and its ETF underlying index. Finally, because the underlying shares are traded on an exchange and are subject to market supply and investor demand, the market value of the underlying share issuer may differ from its net asset value per share.

During periods of market volatility, securities underlying the underlying share issuer may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying share issuer and the liquidity of the underlying share issuer may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying share issuer. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the underlying share issuer. As a result, under these circumstances, the market value of the underlying share issuer may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of the underlying share issuer might not correlate with the performance of its ETF underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your return on the securities.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, events with respect to the underlying share issuer that may require a

February 2024	PS-9

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the SPDR® S&P® Biotech ETF Due February , 2025

dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Changes made by the investment adviser to the underlying share issuer or by the sponsor of the ETF underlying index may adversely affect the underlying shares. We are not affiliated with the investment adviser to the underlying share issuer or with the sponsor of the ETF underlying index. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuer or the ETF underlying index. Such changes could be made at any time and could adversely affect the performance of the underlying shares.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

February 2024	PS-10

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the SPDR® S&P® Biotech ETF Due February , 2025

Information About the SPDR® S&P® Biotech ETF

The SPDR® S&P® Biotech ETF is an exchange-traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Biotechnology Select Industry Index. The SPDR® S&P® Biotech ETF is managed by SSGA Funds Management, Inc. (“SSGA FM”), an investment advisor to the SPDR® S&P® Biotech ETF, and the SPDR® Series Trust, a registered investment company. The Select Sector SPDR® Trust consists of numerous separate investment portfolios, including the SPDR® S&P® Biotech ETF.

Information provided to or filed with the Securities and Exchange Commission (the “SEC”) by the SPDR® Series Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the SPDR® S&P® Biotech ETF trade on the NYSE Arca under the ticker symbol “XBI.”

Please refer to the section “Fund Descriptions—The SPDR® S&P® Industry ETFs” in the accompanying underlying supplement for additional information.

We have derived all information regarding the SPDR® S&P® Biotech ETF from publicly available information and have not independently verified any information regarding the SPDR® S&P® Biotech ETF. This pricing supplement relates only to the securities and not to the SPDR® S&P® Biotech ETF. We make no representation as to the performance of the SPDR® S&P® Biotech ETF over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the SPDR® S&P® Biotech ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing price of the shares of the SPDR® S&P® Biotech ETF on February 9, 2024 was $91.04.

The graph below shows the closing price of the shares of the SPDR® S&P® Biotech ETF for each day such price was available from January 2, 2014 to February 9, 2024. We obtained the closing prices from Bloomberg L.P., without independent verification. You should not take the historical prices of the shares of the SPDR® S&P® Biotech ETF as an indication of future performance.

SPDR® S&P® Biotech ETF – Historical Closing Prices January 2, 2014 to February 9, 2024*

* The red line indicates the coupon barrier price and final barrier price of $72.832, equal to 80.00% of the closing price on February 9, 2024.

February 2024	PS-11

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the SPDR® S&P® Biotech ETF Due February , 2025

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

February 2024	PS-12

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the SPDR® S&P® Biotech ETF Due February , 2025

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $1.00 for each security sold in this offering.  J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $1.00 for each security they sell in this offering to accounts other than fiduciary accounts.  The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents.  CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus. For the avoidance of doubt, the fees and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the securities are automatically redeemed.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

© 2024 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

February 2024	PS-13